UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ____)

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SIGNATURE GROUP HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

James A. McIntyre
J. Hunter Brown
Barton I. Gurewitz
Robert A. Peiser
Joyce White
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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James A. McIntyre, together with the other participants named therein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2012 annual meeting of stockholders of Signature Group Holding, Inc., a Nevada corporation.

On July 10, 2012, Mr. McIntyre issued the following press release:

SIGNATURE GROUP GOLD CARD NOMINEES DELIVER LETTER TO STOCKHOLDERS WITH PLAN FOR CREATING FUTURE VALUE

URGE STOCKHOLDERS TO NOTICE THE BOARD'S ATTEMPT TO DUCK ACCOUNTABILITY!

SANTA BARBARA, Calif., July 10, 2012  -- James A. McIntyre, the largest individual stockholder of Signature Group Holdings, Inc. (SGGH), today announced that he has delivered a letter to Signature Group stockholders in connection with the 2012 Annual Meeting scheduled to be held on July 24, 2012.

In the letter, Mr. McIntyre and the GOLD Card Nominees highlight, among other things, the current Board's effort to deflect responsibility for the massive destruction in stockholder value and other failures under the current Board and management team, including (i) a flawed acquisition strategy, (ii) an inability to capitalize on the Company's NOL's and (iii) the failure to serve stockholders in the areas of transparency, executive compensation and corporate governance. In addition, Mr. McIntyre and the GOLD Card Nominees detailed their plan for creating value and being accountable. They also set the record straight regarding Mr. McIntyre's service at the Company and address the misleading assertions made in recent communications sent out by the Signature Board.

Mr. McIntyre urges stockholders to vote the GOLD proxy card to elect the five independent, experienced and highly qualified GOLD Card Nominees -- J. Hunter Brown, Barton I. Gurewitz, James A. McIntyre, Robert A. Peiser and Joyce White.

The full text of the letter follows:

ATTENTION SIGNATURE STOCKHOLDERS:

ELECT A BOARD OF DIRECTORS THAT IS COMMITTED TO ACHIEVING VALUE FOR ALL STOCKHOLDERS.

VOTE THE GOLD PROXY CARD TODAY.

July 6, 2012

Dear Fellow Signature Stockholder:

You have previously received proxy materials and a GOLD proxy card asking you to support the independent and experienced GOLD Card Nominees to the Signature Board at the upcoming Annual Stockholder Meeting.

DO NOT BE DISTRACTED BY YOUR BOARD'S ATTEMPTS TO AVOID THE SERIOUS ISSUES FACING THE COMPANY!

On July 24, after two years of delays, stockholders are finally being given a chance to elect directors. Yet rather than focusing on the real and serious issues facing the Company, the incumbent Board appears intent on avoiding the hard facts about their failures. Instead, they are attempting to highjack the narrative by focusing their attacks on me – just one of the GOLD Card Nominees – in an apparent attempt to convince stockholders that I was responsible for Signature's bankruptcy in 2008, even though I stepped down as CEO of the Company in 2004, over four years prior to the bankruptcy filing.

Under my leadership the Company earned over $500 million and paid out nearly $150 million in dividends. Contrast that to this Board's performance, overseeing losses during the past two years and paying no dividends. Why have they not reminded you of that?

To be clear, I am NOT going to take any executive position with the Company, as CEO or otherwise, if the GOLD Card Nominees are elected. Additionally, if elected, I will not accept any director's fees from the Company.

DO NOT BE FOOLED -- THIS ELECTION IS ABOUT A BOARD AND MANAGEMENT TEAM THAT HAVE OPERATED UNCHECKED FOR OVER TWO YEARS AND OVERSEEN MASSIVE DESTRUCTION IN STOCKHOLDER VALUE!

Just look at how the price of Signature stock, yours and ours, has performed under the current management team and Board:

Additionally, during the past two years, this Board, while meeting 16 times in 2011 alone and rewarding itself with approximately $800,000 in directors' fees, has:

•	Overseen a flawed acquisition strategy -- only two deals in two years, one with revenues of less than $2 million, and none since July 2011;

•	Failed to capitalize on the Company's only significant asset -- $900 million in net operating losses, or NOLs;

•	Failed to provide stockholders with current financial information for almost 2 years prior to its delayed SEC filings;

•	Misaligned performance and compensation; and

•	Overseen a 12% decrease in assets and a 30% decrease in stockholders' equity; and

•	Abused the poison pill in an effort to entrench themselves and thwart your ability to choose the future direction of the Company through a stockholder vote.

It is time for change. We as stockholders cannot and should not sit idly by and let the current Board and management pursue a financial course that is not working. We cannot let the current Board continue to execute a strategy that will likely fail to fully utilize the Company's NOLs.

•
Stockholders have little chance of realizing any value from the NOLs under management's plan if the NOLs are saved to shelter the Company's possible (though improbable) earnings in 2020 or 2030, as management seems committed to doing.

•	With no present material taxable income the Company cannot benefit from the NOLs.

•	In fact, management has already acknowledged in the Company's financial statements that sufficient uncertainty exists as to the realizability of the value of the NOLs.

SUPPORT A PLAN TO CREATE VALUE FOR ALL SIGNATURE STOCKHOLDERS BY VOTING THE GOLD PROXY!

We are proposing five strong leaders to work to unlock the value of Signature for all stockholders.

In contrast to the Company's slate of director nominees, the GOLD Card Nominees have:

•	Extensive experience leading companies as CEOs;

•	Significant track records as public company Board members;

•	Strong backgrounds in the financial services industry;

•	Expertise and backgrounds in corporate governance;

•	A commitment to working solely in the interest of stockholders with a plan to unlock the value of Signature's significant asset in a timely manner; and

•	A commitment to strong corporate governance and a soundly functioning Board to protect stockholder interests.

Our plan is as follows:

I. Target a Limited Number of Significant Transactions that could PROMPTLY Unlock the Value of the Company's Nearly $900 million in Current NOLs.

II. Abandon Management's Current Flawed Plan to Create a Complex Operating Company through a Series of Small Transactions and Acquisitions.

In our opinion:

•
A large number of small transactions in multiple business sectors will create an operating company even more complex than what the Board and management have already fashioned in unrelated industries in which they have no historical experience or expertise. For example, as a result of management's initial acquisitions, the Company now faces business challenges in the cosmetics and electronic circuit breaker industries.

•	Many small transactions, as compared to a few larger targeted deals, will likely take a lot longer to close and an even longer time to utilize the NOLs, if ever.

•	Small transactions carry significant risk that they cannot be financed or will not close or that management will not be able to conduct proper due diligence on the multiplicity of opportunities.

•	Small transactions potentially reduce transparency by obscuring, in consolidation, financial reporting and management accountability with multiple subsidiary levels.

III. Eliminate Unnecessary and Egregious Board Approved Compensation Expenses.

What the Company needs, and what the GOLD Slate Nominees intend to retain, is management focused on effectively and efficiently winding-down the Company's legacy assets, including its current operating entities.

In addition to curbing management's compensation expenses, the GOLD Slate Nominees intend to eliminate all "per meeting" fees and do not intend to be retained as paid "consultants." And as mentioned above, I will not accept any director's fees from the Company if I am elected at the Annual Meeting.

TELL THIS BOARD HOW YOU FEEL ABOUT THEIR FAILURES AND ABOUT MANAGEMENT'S FLAWED STRATEGIC PLAN!

Upon the Company's emergence from bankruptcy, the path should have been clear -- effectively and efficiently utilize the NOLs and wind down the Company's legacy assets. Instead, a long-term "plan" was instituted and overseen by management with no input by stockholders for over two years. Now, after significant stockholder value destruction, but with handsome rewards for management, stockholders are saddled with a "diversified business and financial services enterprise" that has a business segment focused on "providing senior secured and other structured financing in the form of newly originated commercial and industrial loans, leases and real estate mortgages as well as acquisitions of similarly structured debt instruments..." WHY? Send a message to the Board that this is your Company! Signature is not management's private equity firm!

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

I urge you to vote the GOLD Proxy. Help return the Company to its original mission as it emerged from bankruptcy -- the effective and efficient utilization of its remaining assets. We did not come this far to invest our money in a quilt-like enterprise that is turning into a long term job program for the Board and management.

I look forward to your support at the Annual Meeting.

Best Regards,

James A. McIntyre

VOTE FOR CHANGE NOW AT SIGNATURE GROUP HOLDINGS, INC. -- PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY!

It is very important that you return ONLY the GOLD proxy card and NOT the WHITE proxy card. Even if you have already voted the white proxy card, you can still change your vote using the enclosed GOLD proxy card. Only your latest-dated validly executed proxy card will count.

If you have any questions regarding your proxy, or need assistance in voting your shares, please call:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
proxy@mackenziepartners.com

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CALL TOLL FREE (800) 322-2885